NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 4, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 18, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Eaton Vance Massachusetts Municipal Income Trust and Eaton Vance Municipal Income Trust became effective after the close on January 18, 2019. Each share of Eaton Vance Massachusetts Municipal Income Trust was exchanged for 1.122489022 Eaton Vance Municipal Income Trust Common Shares of Beneficial Interest. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 22, 2019.